EXHIBIT 99.a.10

PRESS RELEASE

Harrodsburg First Financial Bancorp, Inc.	Contacts:	Arthur L. Freeman,
104 South Chiles Street		Chairman of the Board and
Harrodsburg, Kentucky 40330-1620		Chief Executive Officer
	Phone:	859-734-5452

For Immediate Release
May 28, 2003

HARRODSBURG FIRST FINANCIAL BANCORP, INC.

ANNOUNCES MODIFIED DUTCH AUCTION

TO PURCHASE UP TO 300,000 SHARES OF OUTSTANDING STOCK

Harrodsburg, Kentucky, May 28, 2003—Arthur L. Freeman, Chairman of the Board and Chief Executive Officer of Harrodsburg First Financial Bancorp, Inc. (the “Company”) (NASDAQ: HFFB) today announced that the Company will repurchase up to 300,000 shares, or approximately 22% of its shares of common stock currently outstanding, through a Modified Dutch Auction.

Under this procedure, shareholders will have the opportunity to sell part or all of their shares to the Company at the cash purchase price selected by the shareholder of not less than $15.00 per share nor greater than $16.50 per share. Upon expiration of the offer, the Company will select the lowest purchase price that will permit it to buy the desired number of shares. All shares purchased will be purchased at the same price selected by the Company, even if tendered at a lower price. If more than the maximum number of shares sought is tendered at or below the price selected by the Company, tendering shareholders owning fewer than 100 shares will have their shares purchased without pro-ration and other shares will be purchased pro rata. Shareholders will, in general, be able to tender their shares free of all brokerage commissions and stock transfer taxes, if any, which will be paid by the Company.

The offer is not conditioned on a minimum number of shares being tendered. The Company will pay for the shares purchased and for all related fees and expenses out of available funds and cash on hand. The offer to purchase shares will begin May 28, 2003 and expire on June 30, 2003, unless extended.

NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH SHAREHOLDER’S SHARES IN THE OFFER AND HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION.

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of the Company common stock. The offer is made by the tender offer materials, including the Offer to Purchase, dated May 28, 2003, and the related Letter of Transmittal. The Offer to Purchase, Letter of Transmittal and other related materials will be available free of charge at the

United States Securities and Exchange Commission’s website at www.sec.gov or from the information agent for the offer, Keefe, Bruyette & Woods, Inc., (877) 298-6520 (toll free). The Offer to Purchase, Transmittal Letter, and other related materials are being mailed to stockholders of record as of May 28, 2003, and will be made available for distribution to beneficial owners. STOCKHOLDERS ARE URGED TO READ THESE MATERIALS CAREFULLY BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.

The Company is a bank holding company that serves as the holding company for First Financial Bank, a federally chartered stock savings bank of which it is the sole shareholder, and for Citizens Financial Bank, Inc., a state-chartered commercial bank in which it owns a 55.8% interest. Additionally, on December 31, 2002, the Company acquired approximately 23% of Independence Bancorp, New Albany, Indiana. First Financial Bank operates through two branches located in Harrodsburg and Lawrenceburg, Kentucky. Citizens Financial Bank operates through one branch located in Glasgow, Kentucky. At March 31, 2003, the Company had total assets, deposits and stockholders’ equity of $166.8 million, $134.4 million and $22.3 million, respectively.

The foregoing material may contain forward-looking statements. The Company cautions that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements.

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